Exhibit 5.1
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                  LEGAL OPINION AND CONSENT OF COMPANY COUNSEL

McGuireWoods LLP
1345 Avenue of the Americas, 7th Floor
New York, New York 10105

November 13, 2006

Board of Directors
Diomed Holdings, Inc.
One Dundee Park
Andover, MA 01810

Ladies and Gentlemen:

We are acting as counsel to Diomed Holdings, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form SB-2/A (the "Registration Statement") relating to the offer and sale pursuant to the Registration Statement, by the Selling Stockholders identified in the Registration Statement, of up to 24,774,675 shares of common stock, par value $0.001 per share, of the Company (the "Shares"), which shares of common stock are issuable by the Company
(i) in exchange for the 1,735.4347 shares of Preferred Stock, par value $0.001 per share, of the Company (the "Preferred Stock") that the Company issued on September 29, 2006, (ii) upon conversion of $3,712,000 principal amount of Convertible Debenture due 2008 issued be the Company on October 25, 2004 (giving effect to the increased number of underlying shares as a result of antidilution adjustments resulting from the September 29, 2006 issuance of the Preferred Stock), (iii) upon exercise of the 2,472,000 common stock purchase warrants issued September 30, 2005 (giving effect to the increased number of underlying shares as a result of antidilution adjustments resulting from the September 29, 2006 issuance of the Preferred Stock), and (iv) upon exercise of the 370,000 common stock purchase warrants that the Company issued on September 29, 2006. This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act.

In reaching the opinion stated in this letter, we have reviewed originals of copies of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Shares, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/  McGuireWoods LLP